Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 6, 2019 (the “Effective Date’’) by and between CohBar, Inc. (the “Company”) and Steven B. Engle (“You”) in order to provide the general terms of your employment with the Company:

1.	Employment. The Company is pleased that You will be serving in the role of Chief Executive Officer of the Company. As Chief Executive Officer, You shall report to the Company’s Board of Directors (the “Board”) and shall have such duties and responsibilities customarily associated with such position and as may be reasonably assigned from time to time by the Board. So long as You are serving as the Chief Executive Officer of the Company, You will be nominated by the Board too, and if elected by the stockholders of the Company, serve as a member of, the Board.

You shall perform faithfully and diligently all duties and responsibilities associated with your position and all duties assigned to You by the Board. You also agree to abide by any lawful and reasonable employment guidelines or policies adopted by the Company applicable to all employees and provided to You in writing from time to time, including those in any Company handbook as adopted or updated from time to time, recognizing that these policies may be amended and/or new ones implemented, provided, however, that if any such guidelines or policies conflict with this Agreement, this Agreement will govern.

2.	Term/Termination. Your employment with the Company is “at-will.” Accordingly, both You and the Company remain free at all times to terminate the employment relationship, with or without cause, immediately upon written notice to the other party. Upon any termination of Your employment the Company shall pay You any earned but unpaid portion of Your then applicable Base Salary (as defined below), benefits and unreimbursed business expenses, and any accrued but unused vacation or paid time off, in each case with respect to the period ending on the date of termination (“the “Termination Date”).

If Your employment is terminated due to your death or Disability, by the Company, without Cause (as defined below), or if You resign with Good Reason (as defined below), then in lieu of any further salary, bonus, benefits or other payments for periods subsequent to the Termination Date: (a) the Company shall pay You a severance payment (“Severance”) in an aggregate gross amount equal to one hundred percent (100%) of your then current annual Base Salary, plus the amount of your then current Target Bonus (as defined in Section 6) pro-rated for the number of months in the bonus year you were employed, and reimbursement of your COBRA premiums for up to twelve (12) months immediately following the Termination Date or if not applicable, the other payments necessary to allow you to continue your Company Benefits as described in Section 7 below; and (b) the number of unvested shares that would have vested during the twelve (12) months immediately following the Termination Date under (i) the Performance Based Vesting Options described in Section 5(b) (but only if the performance objectives applicable to the Performance Based Vesting Options have been achieved prior to the Termination Date) and (ii) the Service Based Vesting Options described in Section 5(a) shall immediately vest and become exercisable in accordance with the applicable Option Agreement (the “Option Acceleration”). The Option Acceleration and Severance shall be referred to as the “Termination Benefits”. The parties agree that the performance objectives applicable to the Performance Based Vesting Options shall be established by no later than May 15, 2019.

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Severance shall be payable at regular intervals in accordance with the Company’s normal payroll processes over a period of twelve (12) months from the date of such termination (the “Severance Period”) and shall be subject to normal payroll deductions and withholding, with the first such installment commencing on the first regular payroll date following the effective date of your Separation Agreement (as described below) (which first installment shall include any installments that would have been paid in accordance with the Company’s normal payroll process prior to such date).

Notwithstanding the foregoing, if within twelve (12) months following a Change of Control (as defined in the Company’s Amended and Restated 2011 Equity Incentive Plan (the “Plan”)), your employment is terminated due to your death or Disability, by the Company without Cause, or if You resign with Good Reason, then (i) the Severance payable under the preceding paragraph shall be equal to 100% of your then current annual Base Salary, plus the amount of your then current Target Bonus (as defined in Section 6), which amounts shall be payable in a lump sum within ten (10) days following the effective date of your Separation Agreement, and include payment of your COBRA premiums for each of the twelve (12) months immediately following the Termination Date or if not applicable, the other payments necessary to allow you to continue your Company Benefits as described in Section 7 below; and (ii) the Option Acceleration shall apply to (A) all of the unvested shares subject to the Service Based Vesting Options and (B) all of the unvested shares subject to the Performance Based Options, if the performance vesting objectives applicable to the Performance Based Vesting Options have been achieved prior to the Termination Date. In this event, the shares subject to the Option Acceleration shall immediately vest and be exercisable in accordance with the terms of the applicable Option Agreement. The parties agree that the performance objectives applicable to the Performance Based Vesting Options shall be established by no later than May 15, 2019. You further recognize and agree that as a precondition to obtaining Termination Benefits, You must sign a Separation Agreement in a form substantially similar to the form of Separation Agreement attached as Exhibit A hereto that, among other things, releases any claims You and the Company may have against each other and such Separation Agreement must become effective within forty-five (45) days following the Termination Date. Provided that the Company has already signed the Agreement, failure by You to sign the Separation Agreement and provide for its effectiveness within the foregoing time period will relieve the Company of any obligation to provide the Termination Benefits.

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For purposes hereof, “Cause” means (i) Your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) dishonesty or fraudulent conduct by You against the Company which results in material harm to the Company; (iii) the existence of any past or future conviction, order, decree, judgment, or other matter described in Rule 506(d) of Regulation D promulgated under the Securities Act (“Regulation D”) applicable to You that would disqualify the Company from relying on Rule 506 of Regulation D or would require disclosure under Rule 506(e) thereof, or would reasonably be expected to prevent or significantly delay the Company’s listing or quotation on any securities exchange; (iv) the existence of any past or future event, circumstance or fact that results in Your being disqualified from serving as an officer of the Company, pursuant to any rule or listing requirement of the NASDAQ Exchange (the “NASDAQ) or any related or successor exchange on which the Company is listed, (v) Your willful failure to submit any personal information form, complete any prescribed course, or take any other reasonable action as is required or requested by the NASDAQ or any related or successor exchange in connection with maintaining qualification to serve as an officer of the Company under applicable rules or listing requirements; (vi) Your willful and material breach of the following key Company policies as determined by a mutually agreed third-party investigator:-anti-harassment, anti-discrimination, or use of violence, impairment caused by the use of illegal drugs or alcohol intoxication during normal work hours, violation of the Company’s Code of Ethics policy violation of the Company’s Insider Trading policy, and violation of this Agreement or the PIIA Agreement; (vii) Your willful or intentionally reckless refusal to follow a reasonable and lawful directive of the Board; or (viii) Your knowing competition with the Company, diversion of any corporate opportunity or other similar conflict of interest or self-dealing accruing to Your material direct or indirect benefit.

Notwithstanding the foregoing, your termination as a result of any of the foregoing conditions can only be considered for Cause if the Board shall have provided written notification to You of the condition(s) allegedly constituting Cause within ninety (90) days following its discovery using reasonable diligence of the conditions allegedly constituting Cause and You shall have failed to correct such condition(s) within thirty (30) days after Your receipt of such notice if the condition is capable of cure as determined by the Board in good faith; provided, that any such termination for Cause shall be effective no earlier than sixty (60) days following the Board’s written notification to You of the condition(s) allegedly constituting Cause, although the Board reserves the right to place you on unpaid leave pending resolution of the Cause determination.

“Disability” shall mean that You are entitled to receive long-term disability benefits under the long-term disability plan of the Company in which You participate, or, if there is no such plan, your inability, due to physical or mental incapacity, to substantially perform Your duties and responsibilities under this Agreement with or without reasonable accommodation for one hundred eighty (180) consecutive days.

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“Good Reason” shall mean the occurrence, without Your express prior written consent, of any one or more of the following:

(a) A material breach of this Agreement by the Company;

(b) Your duties or responsibilities are materially diminished or You are assigned duties that are materially inconsistent with the duties then currently performed by You, including your removal from the Board of Directors of the Company other than due to your termination of employment for Cause, Death, or Disability;

(c) a material change in the geographic location of the Company’s headquarters and a concomitant material change in the geographic location in which You must perform Your duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business;

(d) A material reduction by the Company of Your Base Salary and/or Target Bonus, except to the extent ratably consistent with reductions applied to the base salaries and/or target bonuses of all the Company’s executive officers; or

(e) The initiation of insolvency proceedings or the voluntary or involuntary filing of a petition for bankruptcy or similar reorganization of the Company.

Notwithstanding the foregoing, Your resignation as a result of any of the foregoing conditions shall be considered a voluntary resignation by You unless, prior to your resignation, You shall have provided written notification to the Board of the condition(s) allegedly constituting Good Reason within ninety (90) days following Your discovery using reasonable diligence of the conditions(s) allegedly constituting Good Reason and the Company shall have failed to correct such condition(s) within thirty (30) days after Company’s receipt of such notice if the condition is capable of cure as determined by You in good faith; provided, that Your resignation occurs on or prior to the date that is no more than one hundred and thirty (130) days following the Your discovery using reasonable diligence of the occurrence of the applicable event or condition claimed to constitute “Good Reason”.

3.	Exclusive Services. You agree to (a) devote Your full and entire professional time, attention, and energies to Your position with the Company, (b) use Your best efforts to promote the interests of Company, (c) perform faithfully, loyally, and efficiently Your responsibilities and duties, and (d) refrain from any endeavor outside of Your employment which interferes with Your ability to perform your obligations or violates Your covenants. Notwithstanding the foregoing, the parties agree that You currently sit on the Boards of Directors of AROA Biosurgery, Prescient Therapeutics, and Author-it Software Corporation, and You occasionally participate formally and informally as an investor and advisor to start-ups and other companies, and that Your continued participation in such endeavors, or occasional charitable endeavors, or owning less than 5% of the stock of any public company, provided that they are not with competitors of the Company, shall not breach this Section 3.

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4.	Base Salary. For all services performed by You pursuant to this Agreement, You shall be paid a salary of $450,000 per year (“Base Salary”), which shall be reviewed at least annually. The Base Salary shall be earned and payable in installments in accordance with the Company’s then existing payroll policies, and be subject to the normal and/or authorized deductions and withholdings as are required by law.

5.	Stock Options.

(a) Service Based Vesting Options. Pursuant to the Plan, on the Effective Date, the Company shall recommend that the Board grant You stock options to purchase up to 1,500,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of the grant, as determined by the Board on the date of grant in accordance with the Plan and applicable law (the “Service Based Vesting Options”). Your Service Based Vesting Options will be subject to the terms of the Plan and will become exercisable based on your continuous employment with the Company over a vesting term of four (4) years. Vesting of Your Service Based Vesting Options will commence on Your first day of employment, and twenty-five percent (25%) of the shares subject to such options will vest on the one-year anniversary of Your first day of employment. Thereafter, the remaining shares subject to the Service Based Vesting Options will vest in thirty-six (36) equal monthly installments such that all Service Based Vesting Options subject to the award are vested and exercisable as of the fourth (4th) anniversary of Your first day of employment. The terms of the grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). You acknowledge that any Service Based Vesting Options granted do not, and will not, constitute wages. Unless otherwise provided in the Plan or required by law, the Board shall have sole discretion regarding the, exercise price of the Options and other terms and conditions of the Options grant.

(b) Performance Based Vesting Options. Pursuant to the Plan, on the Effective Date, the Company shall recommend that the Board grant you additional stock options under the Plan to purchase up to 430,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of the grant, as determined by the Board on the date of grant in accordance with the Plan and applicable law (the “Performance Based Vesting Options”). Your Performance Based Vesting Options will be subject to the terms of the Plan and will become exercisable based on both (i) Your continued service following the date of grant for the vesting periods set forth in the applicable Option Agreement (which vesting periods shall be substantially identical to the vesting periods applicable to the Service Based Vesting Options) and (ii) achievement of performance objectives established on the date of grant and identified in the applicable Option Agreement. The parties agree that the performance objectives applicable to the Performance Based Vesting Options shall be established by no later than May 15, 2019.

6.	Bonus. You may also be eligible for a yearly target bonus of up to fifty percent (50%) of Your Base Salary (’‘Target Bonus”). Whether You receive a Target Bonus shall depend on personal and/or Company performance criteria established by the Board in its discretion. Decisions on the grant of a Target Bonus, the criteria under which the Target Bonus shall be awarded, the achievement of such criteria, the amount of any Target Bonus earned, and the timing of the Target bonus payment are solely within the discretion of the Board. Any Target Bonus payment made to You will be subject to the normal and/or authorized deductions and withholdings. Since you are joining the Company mid-year, for 2019 only, the Company performance criteria and the amount of your Target Bonus will be pro-rated based on the number of months in which you are employed during calendar year 2019.

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7.	Benefits. Upon satisfaction of eligibility criteria, You shall be eligible to receive any employee benefits generally provided to other senior executives of the Company. These benefits currently include health, dental, and vision coverage, subject to an out-of-pocket contribution by You of twenty percent (20%) of the insurance premiums. The Company also has a 401(k) retirement plan available for Your contributions. In addition, You shall be entitled to participate in or receive benefits under any formal or informal benefit plan or other arrangement, if any, made available by the Company generally to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding anything to the contrary herein, benefit plans offered by the Company may be amended or discontinued by the Company at any time upon advance notice to You, provided that you continue to be eligible to receive at least any employee benefits provided to other senior executives of the Company.

8.	Paid Vacation. The Company encourages and expects You to take time off from work from time to time. To that end, You shall be eligible to accrue up to four (4) weeks of paid vacation time annually with accrual beginning on the Effective Date. In the event that You are unable to take all accrued vacation time each year, Your accrued, but unused, vacation time will carry over from one calendar year into the next. However, in the event Your accrued, but unused, vacation is carried over from one calendar year to the next. Your vacation accrual will be capped at a maximum (“Maximum Vacation Accrual”) as described in the Company policy of accrual and carryover of vacation time. Once Your Maximum Vacation Accrual amount has been reached, You will not earn or accrue any further vacation until previously accrued vacation time is used. You understand and agree that there will be no acceleration of vacation accrual in order to make up for the time You were at the Maximum Vacation Accrual amount.

9.	Reimbursement of Expenses. The Company will pay, or reimburse You, for reasonable business expenses incurred by You, which are directly related to the performance of Your duties of employment. You agree that You will submit any such request for reimbursement, including appropriate documentation of such expenses pursuant to Company then existing policies, within thirty (30) days of incurring such business expenses. Certain large non-recurring expenses may require prior approval. In addition, the parties agree that the Company will reimburse you for your attorney’s fees and costs incurred in negotiation and preparation of this Agreement and your employment generally with the Company up to $10,000.00. The parties agree that nothing in this Agreement is intended to or shall waive any of your rights or the Company’s obligations under California Labor Code Section 2802.

10.	Confidentiality/Assignments of Rights. You will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. You acknowledge having entered into a Proprietary Information and Inventions Assignment Agreement with the Company concurrent with Your execution of this Agreement.

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11.	Disclosure of Prior Restrictions. The Company is not employing You to obtain any information that is the property of any previous employers or any other person or entity. You represent and warrant that You are not currently subject to any restriction that would prevent or limit You from carrying out Your duties for the Company. You also agree not to take any action on behalf of the Company that would violate a prior restriction or agreement and to notify the Company immediately if any such restriction arises.

12.	Return of Company Property. You understand and agree that all equipment, records, files, manuals, forms, data, materials, supplies, computer programs, tangible property, assets and all other information or materials furnished by the Company, or generated or obtained during the course of your employment shall remain the property of the Company (collectively “Company Property”). You agree to return to the Company all Company Property immediately following the Termination Date, or promptly upon the Company’s request. The Company agrees to keep your email address active for 60 days to receive messages and will forward to You any personal emails.

13.	Indemnification Agreement. The Company shall indemnify You to the fullest extent permitted under applicable law (including payment for your reasonable attorneys’ fees and costs with rates that are within a reasonable range of legal counsel that the Company has used if due to actual or potential conflicts You retain separate counsel from the Company) against all expenses, judgments, fines and amounts paid in settlement by You in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, in which You are involved by reason of (i) the fact that You are or were a director or officer of the Company, (ii) any action taken by You or any action or inaction on Your part while acting with your authority as a director or officer of the Company, or (iii) the fact that You are or were serving at the request of the Company as a director, trustee, officer, employee, agent or fiduciary of the Company or any other entity. The Company also will provide coverage for you under the Company’s Directors and Officers liability or any other insurance policy made available to other senior executives or members of the Board of Directors of the Company subject to Your qualification for coverage under such policies.

14.	Severability/Court Enforcement. If any clause or provision in this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, that clause or provision shall be void and the remainder of this Agreement shall remain in full force and effect.

15.	Entire Agreement. This Agreement and the Proprietary Information and Inventions Assignment Agreement constitute the entire agreement between the parties and supersede all prior representations and understandings between the parties. The Agreement and the Proprietary Information and Inventions Assignment Agreement may not be modified in any way except upon the written amendment of this Agreement executed upon the express approval of the Company’s Board of Directors.

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16.	Assignment/Binding Effect. You acknowledge that the services to be performed by You pursuant to this Agreement are unique and personal. You may not assign any of Your rights or delegate any of Your duties or obligations under this Agreement without the prior written consent of the Company. The Company, however, may assign its rights and obligations under this Agreement The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective legal representatives, successors and permitted assigns.

17.	Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless it is in writing.

18.	Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of California without regard to rules governing conflicts of law. For all disputes under this Agreement or related to Your employment, the parties agree that any suit or action between them shall be instituted and commenced exclusively in San Mateo County Superior Court or in the Northern District of California. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims arising under or related to this Agreement or related to your employment.

19.	Attorney Fees. In the event that a dispute arises regarding this Agreement and an action, suit or other proceeding is initiated by one party (the “initiating party”) against the other (the “non-initiating party”) and the non-initiating party shall prevail, then such prevailing non-initiating party will be entitled to recover from the initiating party all costs, including attorneys’ fees and expenses, at all levels of proceeding to the extent consistent with applicable law.

20.	Amendments. No provision of this Agreement may be modified, altered or amended except by written agreement executed by the Company (other than by You) and You.

21.	Headings. The various headings set forth in this Agreement are inserted for reference purposes only and shall in no way effect the meaning or intent of any provision hereof.

22.	Counterparts. This Agreement may be signed in counterparts each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

23.	No Third-Party Beneficiaries: This Agreement is not intended by either party to create any third-party beneficiaries (except as associated with any beneficiaries or heirs established through designation in any type of life insurance or retirement benefit or compensation or other benefits under this Agreement (e.g., as described in Section 2 above) for which You are eligible and/or receive), and shall not be so construed in any proceeding. Subject to the foregoing, the sole parties to this Agreement are the Company and You, and it is their mutual intent that they alone shall have standing to enforce its provisions.

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24.	Internal Revenue Code Sections 280G and 409A.

(a)	In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to You (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Your benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local income and employment taxes and the Excise Tax, results in the receipt by You, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and You otherwise agree in writing, any determination required under this section will be made in writing by a national accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon You and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and You will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.

Any payments or benefits will be reduced in the following order (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In no event will You have any discretion with respect to the ordering of payment reductions. The Accountants will provide their calculations, together with detailed supporting documentation, to the Company and You within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or You. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it will furnish the Company and You with an opinion reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder will be final, binding and conclusive upon the Company and You.

For purpose of clarification and the avoidance of doubt, the Company shall have no obligation to pay or reimburse You for any Excise Tax You may incur as a result of this Section 24(a).

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(b) The payments provided in this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the terms of this Agreement will be construed, administered and governed in a consistent manner. Each payment provided in this Agreement is designated a “separate payment” within the meaning of Code Section 409A.

(c) Separation from Service. Notwithstanding anything contained herein to the contrary, in the event that any severance benefits would be treated as deferred compensation pursuant to Code Section 409A, or to the extent required pursuant to an exemption from Code Section 409A, such severance benefits shall not be triggered unless and until You experience a “separation from service” within the meaning of Code Section 409A.

(d) Payment Timing. If the Company determines that You are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Your “separation from service,” then (i) any severance payment, to the extent that it is subject to Code Section 409A, will be paid on the first business day following (A) expiration of the six month period measured from the “separation from service” date, or (B) the date of Your death.

(e) Expense Reimbursement. To the extent that any reimbursements under this Agreement are subject to the provisions of Code Section 409A, any such reimbursements payable to You shall be paid to You no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(f) Timing of Release and Code Section 409A. In the event that the Termination Benefit is subject to Code Section 409A and (i) the timing of the delivery of Your Separation Agreement could cause such amounts to be paid in one or another taxable year or (ii) the fifty-five (55) day period following Your Termination Date during which you must execute the Separation Agreement and the Separation Agreement must become effective spans two taxable years, then notwithstanding the payment timing in Section 2, such amounts shall not be initially payable until the later of (x) the payment date (or initial payment date) specified in Section 2 or (y) the first business day of the taxable year following your “separation from service.”

You acknowledge that You have read this Agreement and that You have had an opportunity to consult with an attorney. You accept and sign this Agreement of Your own free act and in full and complete understanding of its present and future legal effect.

STEVEN B. ENGLE		COHBAR, INC.

/s/ Steven B. Engle		By:	/s/ Jon L. Stern
[Signature]		[Signature]

Date:	5/6/19	Title:	Chief Operating Officer

		Date:	May 6, 2019

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Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Separation Agreement”) is entered into this ____ day of _______________, 20___ by and between CohBar, Inc. (the “Company”) and Steven B. Engle (“You”) in order to provide the terms of Your separation from the Company, and to resolve all issues that You might have in connection with Your employment and separation from the Company. This Separation Agreement will become effective on the eighth (8th) calendar day after You execute the Separation Agreement, provided that You do not earlier revoke execution of the Separation Agreement pursuant to the ADEA Waiver in Paragraph 4 below (the “Effective Date”).

In consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. Separation. The parties agree that Your separation from the Company is in the mutual benefit of both parties. Your employment with the Company will cease on _______________, 20__ (the “Separation Date”). All of Your wages and benefits (except as otherwise provided in this Separation Agreement) will cease as of the Separation Date.

2. Consideration and Termination Benefits. The purpose of this Separation Agreement is to resolve all potential disputes You may have with the Company. You, therefore, confirm and agree that other than the payments below, no other payments are due to You. All payments described below shall be subject to usual tax and other withholdings and deductions.

a. Wages. On the Separation Date, the Company will pay You Your wages and all unused vacation accrued in accordance with the Company’s policies regarding the same, less regular withholdings, earned through the Separation Date. You are legally entitled to and the Company shall pay to you the above amounts regardless of whether you sign the Separation Agreement.

As consideration for Your promises under this Separation Agreement:

b. Termination Benefits. Termination Benefits will only be provided if You are terminated due to your death or Disability, without Cause or if You resigned with Good Reason (each as defined in Your Executive Employment Agreement). If You are eligible for Termination Benefits, then following Your signature on this Agreement, as long as You have not revoked this Agreement (see ADEA Waiver in Paragraph 4), the Company will provide You with the Termination Benefits discussed in Section 2 of Your Executive Employment Agreement within the time period(s) set forth therein.

You acknowledge and agree that neither the Company nor any of its attorneys have made any representations regarding the tax consequences of any amounts received by You pursuant to this Agreement. You agree to pay federal, state, and local taxes, if any, that are required by law to be paid by You with respect to this Agreement, including any obligation for federal income tax, social security, Medicare, or otherwise.

Exhibit A – Separation Agreement – p.1

3. Insurance Benefits. Subject to Section 2 of Your Executive Employment Agreement, all Your benefits will cease as of the Separation Date, except that You may be eligible to continue insurance coverage on a self-paid basis under COBRA.

4. Waiver and Release of Claims.

In return for the benefits conferred by this Separation Agreement, which You acknowledge exceed the amounts which You would otherwise be entitled to receive, You, on behalf of Yourself and Your marital community, and Your heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit and hold harmless the Company, including any of the Company’s past or present parents, subsidiaries or otherwise affiliated corporations, partnerships, or other business entities or enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, members, investors, attorneys, accountants, representatives, agents and employees (these entities/persons together with Company are collectively referred to as “Associated Persons”), from any and all claims, causes of action, suits, liabilities, demands, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind, whether contractual, monetary, or non-monetary in nature that arise at any time prior to the date You sign this Separation Agreement (collectively “Claims”). This release includes all Claims whether they are now known to You or are later discovered by You, suspected or unsuspected, and regardless of whether the Claims are mature or contingent, including, but not limited to, any Claims which in any manner or fashion arise from or relate to Your employment with us, any contractual agreements between You and us, or Your separation from employment with the Company, including without limitation any claims for damages, equitable relief, attorney fees or costs. This release specifically includes, but is not limited to, all Claims arising from or relating to Your employment with the Company or Your provision of services to the Company or the termination of such employment or services. You do not waive or release any claims or rights that may arise after the Effective Date, nor does this waiver and release preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Separation Agreement.

This release includes, but is not limited to, any Claims that You might have for reinstatement, reemployment, or for additional compensation, including without limitation any Claim for any past, current or future wages, bonuses, commissions, fees, payments, incentive payments, sick leave pay-out, extended illness bank pay-out, severance pay, expenses, salary, unvested stock options, vacation pay, fees or costs, losses, penalties or benefits. Without limitation, it applies to Claims for damages or other personal remedies that You might have under any federal, state and/or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 and Executive Order 11246, and any regulations under such laws. This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that You may have as a result of filing any complaint, charge or other action before any administrative agency.

Exhibit A – Separation Agreement – p.2

You have read and hereby waive Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives You the right not to release existing Claims of which You are not aware or do not know or suspect unless You voluntarily choose to waive this right Having been so apprised, You nevertheless hereby voluntarily elect to and do waive all rights and benefits described in Section 1542 and all similar provisions of law of other jurisdictions to the full extent that You might lawfully waive each and all such rights and benefits pertaining to the subject matter released herein and elect to assume all risks for Claims that now do or may exist in Your favor, whether known or unknown, suspected or unsuspected. In connection with such waiver and relinquishment, You hereby acknowledge that You are aware that You may hereafter discover facts in addition to or different from those You now know or believe to be true with respect to the subject matter of this Agreement, that it is Your intention hereby fully, finally and forever to settle and resolve matters released herein, disputes, differences, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed and that in furtherance of such intention, Your release as given herein shall be and remain in effect as a full and complete general release notwithstanding the discovery of the existence of any such additional or different facts.

YOU ACKNOWLEDGE AND AGREE THAT THROUGH THIS RELEASE YOU ARE GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT YOU MAY HAVE AGAINST THE COMPANY AND ASSOCIATED PERSONS ARISING PRIOR TO THE DATE YOU SIGN THE AGREEMENT.

ADEA Waiver. You acknowledge that Your waiver and release hereunder of any rights You may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act, is knowing and voluntary. You certify that You have read and understand the provisions of this release of Claims. You and the Company agree that this waiver and release does not apply to any rights or Claims that may arise under ADEA after the date this Separation Agreement is executed. You acknowledge that the severance benefits provided in this Separation Agreement are specifically linked to Your ADEA Claim release and that You would not receive the same benefits absent Your agreement to provide such a release. You acknowledge that You have been advised by this writing, as required by the Older Workers Benefit Protection Ac that (a) You should consult with an attorney prior to executing this Separation Agreement; (b) You have twenty-one (21) days to consider this Separation Agreement (although You may, by Your own choice, execute this Separation Agreement earlier); (c) You have seven (7) days following the execution of this Separation Agreement by You to revoke the Separation Agreement; and (d) this Separation Agreement shall not be effective until the Effective Date . If You wish to revoke the Separation Agreement, You must send written notice of Your revocation to the attention of Jeffrey Biunno or, if he is not employed by the Company at the time, the individual in his position at the time, to be received within seven (7) days following Your signature on this Separation Agreement. You agree with the Company that changes, whether material or immaterial, do not restart the running of the 21 day consideration period.

Exhibit A – Separation Agreement – p.3

The only Claims excluded from this release are (a) Claims relating to breach or enforceability of this Separation Agreement, (b) Claims for indemnity under the Company’s Bylaws or Certificate of Incorporation as provided for by Delaware law or under any applicable insurance policy with respect to Your liability as an employee or officer of the Company, (c) Claims that cannot be released under applicable law, and (d) Your right to file a complaint, charge or other action with a governmental agency. With regard to governmental agency complaints, however, You understand and agree that unless prohibited by law, You are expressly waiving any right to obtain monetary damages or any other relief that provides personal benefit resulting from the agency Claim. Notwithstanding the foregoing, nothing herein shall prevent You from receiving an award pursuant to any state or federal statute regarding whistleblowing, including but not limited to Section 21F of the Securities Exchange Act of 1934 and Section 806 of the Sarbanes-Oxley Act of 2002. This waiver and release is effective to the full extent the law permits You to release Your individual claims. It does not affect reimbursement rights You may currently possess under any health insurance coverage or accrued rights You may have under any retirement or welfare plan after termination.

5. No Claims. You represent that as of the Effective Date, You have not commenced any lawsuit, arbitration, or action, either in Your name or using any other name, or on behalf of any other person or entity, against the Company, including any Associated Person. You agree that You will not file any Claims that have been released under Paragraph 4 unless otherwise authorized by law. The Company represents that as of the Effective Date, it has not commenced any lawsuit, arbitration, or action, either in its name or using any other name, or on behalf of any other entity against You.

6. Non-Admission of Liability. This Separation Agreement is not an admission by either party of any liability or of any violation of any law.

7. Return of Property. You will return to the Company all of its property in Your possession or control by the Separation Date. You also warrant that You have provided the Company with copies of all contracts, agreements, obligations or promises into which You have entered as the Company’s representative.

8. Nondisparagement. The Company is entering into this Separation Agreement, in part, to ensure an amicable relationship with You. You, therefore, agree not to make negative or disparaging comments, publicly or privately, concerning the Company, its products or services, or Associated Persons. The Company’s C-Suite of executives agree not to make negative or disparaging comments, publicly or privately, regarding You. Notwithstanding the foregoing, it shall not be a breach of this paragraph for You or the Company to comply with the lawful orders or processes of any court, including the obligation to testify truthfully in any legal proceeding. Additionally, this Section does not apply to communications with government agencies.

Exhibit A – Separation Agreement – p.4

9. Confidentiality. The parties agree not to disseminate the terms of this Separation Agreement beyond what is reasonably required by law; provided that You may share the provisions with Your immediate family, attorneys, health care providers, tax and financial advisers.

You are also reminded that the Proprietary Information and Inventions Assignment Agreement signed by You on or about May 6, 2019 remains in effect after Your employment with the Company ends.

10. Entire Agreement. This Separation Agreement, Your Executive Employment Agreement, and the Proprietary Information and Inventions Assignment Agreement express the full and complete agreement between the parties regarding the separation of Your employment from the Company. The terms of this Separation Agreement are contractual and not a mere recital of promises. There is no understanding or agreement to make any payment or perform any act other than what is provided for in this document. Any modification of this Separation Agreement shall not be effective unless it is in writing and signed by all parties to this Separation Agreement.

11. Waiver. No waiver of any provision of this Separation Agreement shall constitute a waiver of any other provision whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12. Binding Effect. All rights, remedies and liabilities given to or imposed upon the parties by this Separation Agreement shall extend to, inure to the benefit of and bind the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

13. Severability. In the event any provision or portion of this Separation Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Separation Agreement shall remain in full force.

14. Enforcement. In the event there is a breach of this Separation Agreement or non- compliance with a term contained herein by either party, the non-defaulting or substantially prevailing party shall be entitled to recovery of any reasonable costs, including attorneys’ fees and expenses, incurred in enforcing this Separation Agreement.

15. Governing Law and Venue. This Separation Agreement shall be governed in accordance with the laws of the State of California, without regard to its conflict of law principles. Any suit in connection with this Separation Agreement shall be brought and maintained in San Mateo County Superior Court or the Northern District of California. The parties irrevocably submit to the jurisdiction of such courts for the purpose of such suit and irrevocably waive, to the fullest extent permitted by law, any objection it may have to the venue and any claim that the forum is inconvenient.

Exhibit A – Separation Agreement – p.5

16. Voluntary Agreement. The Company encourages You to discuss this Agreement with financial and legal counsel of Your choice. You acknowledge that You have had an opportunity to do so and have read the entire Agreement You further acknowledge that You are voluntarily executing this Separation Agreement with the full and complete understanding of the terms of this Separation Agreement and its present and future legal effect, without any undue pressure or coercion from the Company.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement voluntarily and free of all duress or any other encumbrance as of the date and year set forth above.

STEVEN ENGLE	COHBAR, INC.

By:
[Signature]	[Signature]

Title:

Date:	Date:

Exhibit A – Separation Agreement – p.6